EXHIBIT 10.1
SECOND AMENDMENT TO THE
STERLING CHEMICALS, INC.
     AMENDED AND RESTATED SALARIED EMPLOYEES’ PENSION PLAN
     Whereas, Sterling Chemicals, Inc. (the “Corporation”) currently maintains its Amended and Restated Salaried Employees’ Pension Plan (as amended, the “Existing Plan”);
     Whereas, pursuant to Section 16.1 of the Existing Plan, the Corporation has the right to amend the Existing Plan in certain respects; and
     Whereas, the Corporation, as plan sponsor, desires to, and hereby elects to, modify the Existing Plan as provided in this Second Amendment to Amended and Restated Salaried Employees’ Pension Plan (this “Amendment”);
     Now, Therefore, the Existing Plan is hereby amended as follows:
     Section 1. Amendment of Section 4.1 of the Existing Plan. Section 4.1 of the Existing Plan is hereby amended by adding a new paragraph at the end thereof to read in its entirety as follows:
Prior Cytec Participants who became employees of Sterling Fibers, Inc. on January 31,1997 received credit for eligibility purposes for the service credited to them under the Cytec Salaried and Nonbargaining Employees’ Retirement Plan.
     Section 2. Amendment of Section 11.6 of the Existing Plan. Section 11.6 of the Existing Plan is hereby amended by amending clause (c) of the last sentence thereof to read in its entirety as follows:
(c)	A “qualified distributee” means a Participant, his surviving Spouse, his Spouse or former Spouse who is an alternate payee under a qualified domestic relations order, as defined in Code Section 414(p), or, on and after January 1, 2008, a Participant’s non-spouse beneficiary who is his designated beneficiary within the meaning of Code Section 401(a)(9)(E).
     Section 3. Effect of Amendments. Except as amended and modified by this Amendment, the Existing Plan shall continue in full force and effect. The Existing Plan and this Amendment shall be read, taken and construed as one and the same instrument. This Amendment shall supersede any provisions of the Existing Plan to the extent those provisions are inconsistent with the provisions of this Amendment. Upon the effectiveness of this Amendment, each reference in the Existing Plan to “this Plan” or “the Plan” shall mean and be a reference to the Existing Plan as amended hereby.

     Section 4. Binding Effect. This Amendment shall inure to the benefit of, and shall be binding upon the Employers (as defined in the Existing Plan) and their successors and assigns and upon the participants in the Existing Plan and their respective heirs, executors, personal representatives, administrators, successors and assigns.
     Section 5. Severability. Should any clause, sentence, paragraph, subsection or Section of this Amendment be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Amendment, and the part or parts of this Amendment so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom as if such stricken part or parts had never been included herein.
     Section 6. Governing Law. To The Extent Not Superseded By The Laws Of The United States, This Amendment Shall Be Construed and Enforced in Accordance With, and the Rights of the Parties Shall Be Governed By, the Internal Laws of the State of Texas, Without Reference to Principles of Conflicts of Law.
     In Witness Whereof, the Corporation has caused this Amendment to be duly executed in its name and on its behalf by its proper officer thereunto duly authorized effective as of January 1, 2007.

STERLING CHEMICALS, INC.

/s/ Richard K. Crump Richard K. Crump, President and Chief Executive Officer